Exhibit 99.1

       OSI Systems Reports Fourth Quarter and Fiscal Year 2007
                          Financial Results

    HAWTHORNE, Calif.--(BUSINESS WIRE)--Sept. 5, 2007--OSI Systems, Inc. (NASDAQ:OSIS) today announced financial results for its fourth quarter and fiscal year ended June 30, 2007.

    The Company reported record revenues of $152.8 million for the fourth quarter of fiscal 2007, an increase of 22% from the $125.6 million reported for the fourth quarter of fiscal 2006. Net income for the fourth quarter of fiscal 2007 was $4.3 million, or $0.24 per diluted share, compared to net income of $0.7 million, or $0.04 per diluted share, for the fourth quarter of fiscal 2006.

    For the fiscal year ended June 30, 2007, revenues increased by $79.6 million, or 18%, to $532.3 million from $452.7 million for fiscal 2006. For fiscal 2007, the Company reported a net loss of $18.8 million or $(1.12) per diluted share, compared to a net loss of $2.4 million or $(0.17) per diluted share, in fiscal 2006.

    The financial results for the fourth quarter of fiscal 2007 were adversely impacted by impairment, restructuring and other charges of $2.3 million. These charges were primarily related to the Company's previously announced plan to generate approximately $17 million of pre-tax annualized cost savings through the integration of recent acquisitions and the rationalization of the Company's cost structure, the full benefit of which is expected to be realized in fiscal 2008. In addition, the fourth quarter results included a $1.6 million operating loss attributable to a business within the Company's Optoelectronics and Manufacturing division that manufactures and sells weapons simulation systems. The financial results for the fourth quarter of fiscal 2007 were favorably impacted by a $1.3 million tax benefit.

    The financial results for the year ended June 30, 2007 included impairment, restructuring and other charges of approximately $36.9 million. These charges were primarily associated with the Company's determination that certain fixed and intangible assets were impaired as well as the recording of $10.3 million of additional inventory reserves, which reserves are included in cost of goods sold. In addition, the fiscal 2007 results included a $4.6 million operating loss attributable to the aforementioned weapons simulation business. The fiscal 2007 financial results were favorably impacted by the settlement of a dispute with GE Healthcare related to the Company's acquisition of Spacelabs Medical in fiscal 2004. The settlement resulted in the receipt of $15.0 million, which amount has been recorded as other income.

    The Company maintained its record backlog level of $209 million as of June 30, 2007 while reporting record revenues for the fourth quarter. The continued record backlog level was primarily a result of the continued strong performance of our Security division which reported a backlog of approximately $117 million as of June 30, 2007.

    Deepak Chopra, OSI Systems Chairman and CEO, said, "We are encouraged by our performance in the fourth quarter. We were able to make progress on several critical initiatives including regaining top line momentum in our Healthcare division and continued strong security bookings. We continue to see exciting opportunities within each of our divisions as evidenced by our record revenue and strong backlog levels at the end of the fiscal year."

    Mr. Chopra continued, "Fiscal 2007 can be characterized as a transition year for the Company. We are committed to making the necessary changes to improve our bottom line performance. Recently we announced that we had completed the implementation of cost cutting measures to generate approximately $17 million of annualized savings and further identified an additional $2 - $3 million of cost savings we expect to implement in the first half of fiscal 2008. While these measures look to improve our operating performance, we are also increasing our focus on our core operations. To that end, we are reviewing strategic options for our weapon simulation business to eradicate the losses experienced in the past fiscal year."

    Mr. Chopra concluded, "We enter fiscal 2008 with a tremendous amount of top-line momentum supported by strong industry-wide trends affecting our Security and Healthcare divisions and our continued commitment to R&D. During fiscal 2007 we successfully launched a number of new products while continuing to invest heavily in next generation products that we believe will have a significant impact on our business and market position in the near future. Overall, we remain focused on delivering improved financial results to our shareholders."

    Forward-Looking Guidance for Fiscal 2008

    The Company has not previously issued guidance for fiscal 2008. Subject to Safe Harbor statement below the Company provided its expectations for fiscal 2008 as follows:

    Fiscal 2008

    -- Net sales of $580 - $595 million, or year-over-year growth of 9 - 12%.

    Fiscal 2008 - First Quarter

    -- Net sales of $125 - $130 million, or year-over-year growth of 8 - 13%. The Company expects to report a net loss in the first quarter with the loss per share expected to be significantly reduced from the ($0.36) per share loss reported in the first quarter of fiscal 2007. The first quarter, historically the weakest quarter in the Company's fiscal year, is impacted by seasonality factors within the Security and Healthcare divisions.

    Alan Edrick, OSI Systems, Inc.'s Executive Vice President and Chief Financial Officer said, "Although we improved our financial performance in the fourth quarter of 2007, we still have work ahead of us to accelerate organic growth, improve operating margins and generate free cash flow. However, we believe the decisions we made in fiscal 2007 to aggressively reduce our cost base together with the plans under development for the balance of our portfolio will enable us to capitalize on the strength of our brands to maximize shareholder value."

    Conference Call Information

    OSI Systems, Inc. will host a conference call and simultaneous webcast over the Internet beginning at 7:00 am PST (10:00 am EST) today to discuss its financial results and its business outlook. This conference call will contain forward looking information. To listen to the call, please log on to www.fulldisclosure.com or www.osi-systems.com and follow the link that will be posted on the front page. A replay of the webcast will be available shortly after the conclusion of the conference call until September 19, 2007. The replay can either be accessed through the Company's website, www.osi-systems.com, or via telephonic replay by calling 1-888-286-8010 and entering the conference call identification number '92896838' when prompted for the replay code.

    About OSI Systems, Inc.

    OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications. The Company sells its products in diversified markets, including homeland security, healthcare, defense and aerospace. The Company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities located in more than a dozen countries. It implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems, Inc. or any of its divisions, visit www.osi-systems.com.

    Safe Harbor Statement

    This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company's expectations, goals or intentions about the future, including, the Company's financial projections of revenues and earnings per share as well as its plans to reduce costs and improve bottom line performance and to maximize shareholder value. The actual results may differ materially from those described in or implied by any forward-looking statement. In particular, there can be no assurance that such goal will ultimately be achieved, current plans fully implemented or that other expectations, such as those concerning future revenues and bottom line performance, will ultimately materialize. Other important factors that could affect the Company's financial results are set forth in our Securities and Exchange Commission filings. All forward-looking statements are current as of the date of this release and the Company undertakes no obligation to update any statement in light of new information or future events.



                  OSI SYSTEMS, INC. AND SUBSIDIARIES
                Consolidated Statements of Operations
                (in thousands, except per share data)

                               Three Months Ended   Fiscal Year Ended
                                    June 30,            June 30,
                               ------------------- -------------------
                                 2007      2006      2007      2006
                               --------- --------- --------- ---------

Revenues                       $152,799  $125,586  $532,284  $452,686
Cost of goods sold               96,296    74,090   354,067   276,025
                               --------- --------- --------- ---------
  Gross profit                   56,503    51,496   178,217   176,661
                               --------- --------- --------- ---------

Operating expenses:
  Selling, general and
   administrative                38,671    37,693   149,201   138,428
  Research and development       11,022     9,557    44,446    35,839
  Impairment, restructuring,
   and other charges              2,302         -    26,071       800
  Other operating expenses            -         -       658       623
                               --------- --------- --------- ---------
    Total operating expenses     51,995    47,250   220,376   175,690
                               --------- --------- --------- ---------

Income (loss) from operations     4,508     4,246   (42,159)      971

Interest expense                 (1,024)     (372)   (4,544)   (1,558)
Interest income                     154        87       475       267
Other income / (expense)             (6)      475    15,766       824
                               --------- --------- --------- ---------

Income (loss) before provision
 for income taxes and minority
 interest                         3,632     4,436   (30,462)      504

Provision (benefit) for income
 taxes                           (1,269)    2,905   (12,876)    1,090
Minority interest                  (618)     (796)   (1,172)   (1,772)
                               --------- --------- --------- ---------
Net income (loss)              $  4,283  $    735  $(18,758) $ (2,358)
                               ========= ========= ========= =========

Diluted income (loss) per
 share                         $   0.24  $   0.04  $  (1.12) $  (0.17)
                               ========= ========= ========= =========

Weighted average shares
 outstanding - diluted           17,544    16,737    17,059    16,517
                               ========= ========= ========= =========




                Condensed Consolidated Balance Sheets
                            (in thousands)

                                                 June 30,    June 30,
                                                   2006        2007
                                                ----------  ----------
                    Assets
Cash and cash equivalents                       $   13,799  $   15,980
Accounts receivable, net                           119,419     140,483
Inventories                                        120,604     120,174
Other current assets                                29,902      38,002
                                                ----------  ----------
   Total current assets                            283,724     314,639
Non-current assets                                 119,774     136,844
                                                ----------  ----------
   Total                                        $  403,498  $  451,483
                                                ==========  ==========

     Liabilities and Stockholders' Equity
Bank lines of credit                            $   10,857  $   16,775
Current portion of long-term debt                    1,251       5,744
Accounts payable and accrued expenses               68,526      76,461
Other current liabilities                           40,934      56,918
                                                ----------  ----------
   Total current liabilities                       121,568     155,898
Long-term debt                                       5,483      25,709
Other long-term liabilities                         17,769      13,849
                                                ----------  ----------
   Total liabilities                               144,820     195,456
Minority interest                                    9,731       8,815
Shareholders' equity                               248,947     247,212
                                                ----------  ----------
   Total                                        $  403,498  $  451,483
                                                ==========  ==========




                         SEGMENT INFORMATION
                            (in thousands)

                               Three Months Ended   Fiscal Year Ended
                                    June 30,            June 30,
                               ------------------- -------------------
                                 2007      2006      2007      2006
                               --------- --------- --------- ---------

Revenues - by Segment Group:
  Security Group               $ 56,096  $ 41,302  $186,575  $135,089
  Healthcare Group               68,539    58,825   233,178   220,624
  Optoelectronics and
   Manufacturing Group
   including intersegment
   revenues                      39,439    37,277   150,507   125,870
  Intersegment revenues
   elimination                  (11,275)  (11,818)  (37,976)  (28,897)
                               --------- --------- --------- ---------
    Total                      $152,799  $125,586  $532,284  $452,686
                               ========= ========= ========= =========

Operating income (loss) - by
 Segment Group:
  Security Group               $  1,884  $  1,974  $(29,400) $   (640)
  Healthcare Group                4,282     6,501    (4,712)   14,660
  Optoelectronics and
   Manufacturing Group            2,331     5,114     9,612    12,505
  Corporate                      (3,551)   (8,784)  (16,987)  (24,786)
  Eliminations                     (438)     (559)     (672)     (768)
                               --------- --------- --------- ---------
    Total                      $  4,508  $  4,246  $(42,159) $    971
                               ========= ========= ========= =========

    CONTACT: OSI Systems, Inc.
             Director, Investor Relations
             Jeremy Norton, 310-349-2237